SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 23, 1999


                       INCARA PHARMACEUTICALS CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
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                 (State or other jurisdiction of incorporation)


        0-27410                                         56-1924222
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(Commission File Number)                 (I.R.S. Employer Identification Number)


P.O. Box 14287
3200 East Highway 54
Cape Fear Building, Suite 300
Research Triangle Park, NC                                      27709
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(Address of principal executive office)                      (Zip Code)

Registrant's telephone number, including area code         919-558-8688
                                                      ----------------------

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.  Other Events.

On September 23, 1999, the Board of Directors of Incara Pharmaceuticals approved the 1999 Equity Incentive Plan, which provides for the issuance of up to 1,400,000 shares of common stock to management, other employees and consultants. The 1999 Equity Incentive Plan, which is filed as an exhibit to this report and is fully incorporated herein by reference, is designed to provide an incentive to management, employees and consultants to remain with Incara Pharmaceuticals. As a condition of receiving the awards, each recipient must agree to cancel stock options to purchase an equal number of shares of common stock at exercise prices of over $3.00 per share. As of September 23, 1999, 1,389,912 such options were outstanding, of which 442,371 options were fully vested and 947,541 options had not yet vested. Assuming all awards are accepted, our total stock outstanding would increase to approximately five million shares.

The shares of common stock to be issued under the 1999 Equity Incentive Plan will carry voting rights and will be treated as issued and outstanding, but the shares can not be sold for specified periods. The restrictions on the shares that are issued in return for cancellation of vested options will lapse over 7 months, 1/3 on March 1, 2000, 1/3 on April 1, 2000 and 1/3 on May 1, 2000. The restrictions on shares that are issued in return for cancellation of unvested options will lapse over 3 years, 10% at the beginning of each calendar quarter, beginning July 1, 2000 through October 1, 2002. The scheduled vesting dates are subject to automatic extension if the shares can not be sold by the recipient at that time because of certain events outside the employee's control, including restrictions on trading under applicable securities laws.

It is likely that at least some of the shares will be sold on or around each vesting date, because recipients become subject to tax liability when the restrictions on the shares lapse, unless the recipient makes an election under
Section 83(b) of the Internal Revenue Code. We may require the recipients to use a designated broker to facilitate a more orderly disposition of shares on the vesting dates. Even so, sales of these shares could make our stock price drop.

The shares are subject to forfeiture if an employee leaves before the restrictions lapse. Under some circumstances, such as termination of employment by us without cause, the employee will receive accelerated vesting for all or a portion of the unvested shares.

By October 13, 1999, recipients must elect to receive all or part of the awards. We believe that substantially all of the awards will be accepted. Recipients of the awards are required to pay us the par value of the shares received ($0.001 per share). On the date of grant, the closing price per share of the common stock as reported on Nasdaq was $0.625 per share. Incara Pharmaceuticals will expense the fair market value of the restricted stock awards during the seven-month and three-year periods in which they vest. Assuming all awards are accepted, the fair market value of the awards would be approximately $850,000.


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FORWARD-LOOKING STATEMENTS

This Report contains, in addition to historical information, statements by the Company with respect to expectations about its business and future financial results, which are "forward-looking" statements under the Private Securities Litigation Reform Act of 1995. These statements and other statements made elsewhere by the Company or its representatives, which are identified or qualified by words such as "likely," "will," "suggests," "expects," "may," "believe," "could," "should," "would," "anticipates" or "plans," or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated or suggested due to a number of factors, including those set forth herein, those set forth in the Company's Annual Report on Form 10-K and in the Company's other SEC filings, and including, risks relating to the dependence on retaining key personnel and the effect of sales of shares of stock on our share price. All forward-looking statements are based on information available as of the date hereof, and the Company does not assume any obligation to update such forward-looking statements.

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

         10.44 Incara Pharmaceuticals Corporation 1999 Equity Incentive Plan, form of Restricted Stock Award Agreement (7-month vesting) and form of Restricted Stock Award Agreement (3-year vesting)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   INCARA PHARMACEUTICALS CORPORATION


Date:    October 12, 1999          /s/ Richard W. Reichow
                                   -----------------------------------------
                                   Richard W. Reichow, Executive Vice President,
                                   Chief Financial Officer and Treasurer

                                INDEX TO EXHIBITS

         10.44 Incara Pharmaceuticals Corporation 1999 Equity Incentive Plan, form of Restricted Stock Award Agreement (7-month vesting) and form of Restricted Stock Award Agreement (3-year vesting)